Exhibit 99.1

        Citrix Announces Notice of Convertible Bond Redemption

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Feb. 19, 2004--Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in access infrastructure solutions, today announced it will call for redemption of all its outstanding Zero Coupon Convertible Subordinated Debentures due 2019. Debentures in the principal amount of approximately $773.8 million are currently outstanding. The redemption date is scheduled for March 22, 2004. The redemption price of the debentures is $459.63 per $1,000 principal amount of the debentures for a total of approximately $355.7 million in aggregate for all outstanding debentures. Details concerning the terms of the redemption are described in a Notice of Redemption that will be delivered to holders of the debentures today. Redemption transactions will be handled by U.S. Bank National Association, as paying agent. Copies of the Notice of Redemption and additional information related to the procedure for redemption may be obtained from U.S. Bank National Association by calling 1-800-934-6802.

    About Citrix

    Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader in access infrastructure solutions and the most trusted name in enterprise access. Citrix software enables people in businesses, government agencies, and educational institutions to securely, easily and instantly access the on-demand enterprise, from anywhere, anytime, using any device, over any connection. Nearly 50 million people in more than 120,000 organizations rely on the Citrix(R) MetaFrame(R) Access Suite to do their jobs. Citrix customers include 100% of the Fortune 100 companies, 99% of the Fortune 500, and 92% of the Fortune Global 500. Based in Fort Lauderdale, Florida, Citrix has offices in 22 countries, and more than 7,000 channel and alliance partners in more than 100 countries. For more information visit http://www.citrix.com.

    For Citrix Investors

    This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements concerning the terms and timing of the redemption of the Debentures constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause the Company's actions to differ materially from those anticipated by the forward-looking statements, including risks detailed in the company's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

    Citrix(R) and MetaFrame(R) are registered trademarks or trademarks of Citrix Systems, Inc. in the U.S. and other countries. All other trademarks and registered trademarks are property of their respective owners.


    CONTACT: Citrix Systems, Inc., Fort Lauderdale
             Media Inquiries: Eric Armstrong, 954/267-2977 eric.armstrong@citrix.com or
             Investor Inquiries: Jeff Lilly, 954/267-2886 jeff.lilly@citrix.com